Exhibit 5.1

July 29, 2016

MagneGas Corporation

11885 44th Street North

Clearwater, FL 33762

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) filed by MagneGas Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) on July 29, 2016, relating to the registration under the Securities Act of 1933, as amended, covering 2,011,603 of the Corporation’s common stock, $0.001 par value per share (the “Shares”) which will be issuable under the MagneGas Corporation Amended and Restated 2014 Equity Incentive Award Plan that became effective on June 29, 2016 (the “Amended and Restated 2014 Plan”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you and proposed to be taken by you in connection with the adoption of the Amended and Restated 2014 Plan and the authorization, issuance and sale of the Shares under the Amended and Restated 2014 Plan, and such documents, matters of fact and questions of law as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that such proceedings will be timely completed in the manner presently proposed by you and that, pursuant to each issuance of Shares, the Company will receive the consideration for such Shares as is required by the terms of the Plan.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and outstanding pursuant to the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and in any amendment thereto.

Very truly yours,